STATE OF DELAWARE
CERTIFICATE OF AMENDMENT
OF CERTIFICATE OF INCORPORATION

Cyto Wave Technologies Inc. ("The Corporation") organized and existing under and by virtue of the General Corporation Law of the State of Delaware does hereby certify:

FIRST: That at a meeting of the Board of Directors of Cyto Wave Technologies Inc. resolutions were duly adopted setting forth a proposed amendment of the Certificate of Incorporation of said Corporation, declaring said amendment to be advisable and calling a meeting of the stockholders of said Corporation for consideration thereof. The resolution setting forth the proposed amendment is as follows:

RESOLVED, that the Certificate of Incorporation of this Corporation be amended, so that each of the issued and outstanding shares of Common Stock, par value $0.00 is hereby converted into Two Thousand (2,000) shares of Common Stock, par value $0.0001 per share, and that the total number of shares of all classes of stock which the Corporation shall have authority to issue is Twenty Two Million (22,000,000) shares of which Two Million (2,000,000) shares shall be Preferred Stock, par value $.0001 per share, and Twenty Million (20,000,000) shall be Common Stock, par value $.0001 per share.

SECOND: That thereafter, pursuant to resolution of its Board of Directors, a special meeting of the stockholders of said corporation was duly called and held upon notice in accordance with Section 222 of the General Corporation Law of the State of Delaware at which meeting the necessary number of shares as required by statute were voted in favor of the amendment.

THIRD: That said amendment was duly adopted in accordance with the provisions of Section 242 of the General Corporation Law of the State of Delaware.

IN WITNESS WHEREOF, said corporation has caused this certificate to be signed this 29th day of November, 2012.

By: [signature]
Title: President & CEO
Name: George Yu

State of Delaware
Secretary of State
Division of Corporations
Delivered 08:55 AM 01/02/2013
FILED 08:49 AM 01/02/2013
SRV 130000245 - 5205609 FILE